Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
XPO Logistics, Inc. maintains approximately 320 subsidiaries. Set forth below are the names of certain wholly owned or at least 80% owned subsidiaries of XPO Logistics, Inc., as of December 31, 2015, that provide transportation and logistics services. The names of certain consolidated wholly or at least 80% owned subsidiaries that carry on the same line of business have been omitted.

Name	Country and/or State of Incorporation
XPO Logistics, Inc.	Delaware
XPO CNW, Inc.	Delaware
Transportation Resources, Inc.	Missouri
Con-way Truckload Inc.	Missouri
XPO Logistics Freight, Inc.	Delaware
XPO Logistics Worldwide, LLC	Delaware
XPO Express, Inc.	Michigan
XPO Global Forwarding, Inc.	Delaware
XPO Intermodal, Inc.	Tennessee
XPO Customs Clearance Solutions, Inc.	New York
XPO Ocean World Lines, Inc.	Delaware
XPO Last Mile, Inc.	Georgia
XPO Logistics, LLC	Delaware
XPO Logistics France SAS	France
XPO Logistics Europe SA	France
XPO Global Forwarding International	France
XPO Holding Transport Solutions Europe	France
XPO Supply Chain International	France
XPO Supply Chain, Inc.	Delaware
XPO Logistics Supply Chain, Inc.	North Carolina